DATE: January 6, 2006
FOR IMMEDIATE RELEASE
AMERICAN MEDICAL SYSTEMS EXCEEDS REVENUE EXPECTATIONS
WITH 22 PERCENT GROWTH IN FOURTH QUARTER 2005
Revenue Tops $73 Million on Strength in
Male Continence, Prostate Treatments and Women’s Health
MINNEAPOLIS, January 6, 2006 — American Medical Systems Holdings, Inc. (NASDAQ: AMMD) reported preliminary sales of $73.1 million for the fourth quarter of 2005, a 22 percent increase over sales of $60.0 million in the comparable quarter of 2004. Preliminary sales for the year 2005 were reported at $262.6 million, a nearly 26 percent increase over sales of $208.8 million for the year 2004. The Company’s organic growth rate for the year, adjusted for the July 2004 TherMatrx acquisition, was 20 percent.
Martin J. Emerson, President and Chief Executive Officer, commented, “We are excited to report strong organic growth across both men’s and women’s pelvic health for the fourth quarter of 2005. With prostate treatment sales of $8.2 million in the quarter, we believe that AMS has moved into the market leadership position for the office-based treatment of non-obstructive BPH. Our male continence product sales exceeded $15.0 million, growing a healthy 19 percent in the quarter. Our erectile restoration revenues were within our range for the quarter, growing over 9 percent for the full year.”
Emerson continued, “Women’s health grew by 43 percent over the fourth quarter of 2004 with prolapse revenues achieving record levels again this quarter. For 2005, prolapse increased by over $17 million when compared to the twelve month period 2004. Uterine health sales as well reached an all-time high for the quarter. Continued significant growth on both a year-over-year and sequential quarter basis supports what we believe will be an increasingly important role for office-based gynecologic procedures. Our female continence products continued to deliver strength as the foundation of our women’s health portfolio in 2005.”
In summary, Emerson concluded, “Our global team has created tremendous momentum with their performance in the fourth quarter. Growth rates around the world finished very strong for 2005. Our international team again achieved significant growth for the quarter at 31 percent. Our U.S. team delivered their highest organic quarterly growth rate, closing the fourth quarter at 19 percent. AMS provided a record of nearly 170,000 patient cures in 2005, giving our employees more reasons than ever before to feel proud of their contributions toward improving the lives of so many men and women with pelvic health disorders.”
Earnings Call Information
American Medical Systems will host a conference call on Thursday, February 16, 2006 at 5:00 p.m. eastern time to discuss its fourth quarter and full year results for 2005. Those without internet access may join the call from within the U.S. by dialing 800-886-7217; outside the U.S., dial 706-679-3821.

A live webcast of the call will be available through the Company’s corporate website at www.AmericanMedicalSystems.com and available for replay three hours after the completion of the call.
About American Medical Systems
American Medical Systems, headquartered in Minnetonka, Minnesota is a diversified supplier of medical devices and procedures to cure erectile dysfunction, benign prostatic hyperplasia, incontinence, menorrhagia, prolapse and other pelvic disorders in men and women. These disorders can significantly diminish one’s quality of life and profoundly affect social relationships. In recent years, the number of people seeking treatment has increased markedly as a result of longer lives, higher quality-of-life expectations and greater awareness of new treatment alternatives. American Medical Systems’ products reduce or eliminate the incapacitating effects of these diseases, often through minimally invasive therapies. The Company’s products were used to treat approximately 170,000 patients in 56 countries during 2005.
More information about the Company and its products can be found at its website www.AmericanMedicalSystems.com and in the Company’s Annual Report on Form 10-K for 2004 and its other SEC filings.

Contact:	Carmen Diersen
Executive Vice President and Chief Financial Officer
952-930-6495
Carmen.Diersen@AmericanMedicalSystems.com

Marty Emerson
President and Chief Executive Officer
952-930-6334
Marty.Emerson@AmericanMedicalSystems.com

American Medical Systems Holdings, Inc.
Selected Sales Information
(In thousands)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31, 2005	January 1, 2005	December 31, 2005	January 1, 2005
Sales
Product Line
Men’s pelvic health
Erectile restoration	$20,777	$20,066	$80,916	$74,070
Continence	15,024	12,667	53,911	48,242
Prostate treatment	8,155	6,928	28,256	14,697

Total men’s pelvic health	43,956	39,661	163,083	137,009
Women’s pelvic health	29,117	20,379	99,507	71,763

Total	$73,073	$60,040	$262,590	$208,772

Geography
United States	$56,755	$47,628	$205,462	$165,140
International	16,318	12,412	57,128	43,632

Total	$73,073	$60,040	$262,590	$208,772

	Three Months Ended		Twelve Months Ended
	December 31, 2005	January 1, 2005	December 31, 2005	January 1, 2005
Percent of total sales
Product Line
Men’s pelvic health
Erectile restoration	28%	33%	31%	35%
Continence	21%	21%	21%	23%
Prostate treatment	11%	12%	11%	7%

Total men’s pelvic health	60%	66%	62%	66%
Women’s pelvic health	40%	34%	38%	34%

Total	100%	100%	100%	100%

Geography
United States	78%	79%	78%	79%
International	22%	21%	22%	21%

Total	100%	100%	100%	100%